EXHIBIT 10.2

Email to Participants Under the Sun Healthcare Group, Inc. 2011 Executive Retention Bonus Plan Summarizing Amendments to Such Plan:

In October 2011, you were one of a small number of leaders presented with a Retention Bonus that had two performance periods and two associated vesting periods.

As you know, we met the performance requirements for the maximum payout in the first performance period, and are now waiting for the first vesting period to be completed on 10/31/12.

We are currently in the second performance period and are working towards a goal that is tied to the EPS guidance that we issue to the investment community.  If we meet the goal in this performance period, the vesting period will be completed on 10/31/13 and the second payment will be made at that time.  In light of the possible transaction with Genesis, our Compensation Committee has modified the Retention Plan.  If the merger with Genesis closes on or before December 31, 2012, or if on that date the merger has not closed but is still contemplated and has not been terminated, the performance goal for 2012 will be deemed to have been met at the at-target level.  In that event, plan participants must still satisfy the continued employment vesting requirement in order to be eligible for the second portion of the retention bonus.  If the merger does not close because it is canceled on or before December 31, 2012, the current structure of the Retention Plan will remain in effect, except that in determining performance for 2012, the Compensation Committee will adjust the EPS performance to take into account the impact of the contemplated merger and its costs.

Here's what this means to plan participants:

•	Plan participants who are employed on 10/31/12 will receive the maximum payout from the first period.

•
Plan participants who are terminated following the closing of the merger and before 10/31/12 will receive the maximum payout that was earned for the first performance period, PLUS the at-target payout for the second performance period at the time of termination.

•
Plan participants who are terminated as a result of the merger between 11/1/12 and 10/31/13 will have received the maximum payout that was earned for the first performance period on 10/31/12 with other employed plan participants, PLUS will receive the payout for the second performance period at the at-target level at the time of termination.

•	Plan participants who remain employed on 10/31/13 will receive the payout for the second period at that time (with the payment for the second period determined as noted above).

•	Retention Bonuses are not payable to anyone who voluntarily resigns or is terminated for cause prior to the vesting dates.

Please note that this letter includes only a summary of those provisions of the Retention Bonus Plan, and is subject to all of the terms and conditions of the Retention Bonus Plan document as amended by the Compensation Committee in June 2012.